Stock Repurchase Agreement

This Stock Repurchase Agreement (this "Agreement") is made and entered into, effective as of December 31, 2010 (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Working Interest Holding, LLC, a Kansas limited liability company ("Holder"), with reference to the following facts:

Recitals:

A.           As of the Effective Date of this Agreement, the Company is issuing to Holder eighteen  million seven hundred fifty thousand (18,750,000) shares of Holder’s Common Stock, and the Company has agreed that if it hereafter raises equity capital through the issuance of additional shares of its Common Stock after the Effective Date of this Agreement, then Holder may elect to require the Company to repurchase up to three million seven hundred fifty thousand (3,750,000) shares of such Common Stock at the "Repurchase Price" (as such term is defined below).

B.           The parties have agreed to execute this Agreement to memorialize such Stock Repurchase obligation.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions.  For purposes of this Agreement, the term:

1.1          “Additional Issuance” means the offering, issuance and sale of shares of the Company’s Common Stock that is designed primarily to generate cash working capital for the Company.  For the avoidance of doubt, the term "Additional Issuance" shall not include (a) the grant or issuance of compensatory stock options or shares to employees or other Persons providing services to the Company, (b) the issuance or sale of preferred equity securities of the Company, or (c) the issuance or sale of any debt securities of the Company, regardless whether such debt securities are convertible into equity securities of the Company, or (d) any warrants, options, or other "equity kickers" or "equity sweeteners (or shares issuable upon exercise or conversion of any such instruments) incident to the offering, issuance or sale of any securities described in the foregoing clauses (c) or (d).

1.2          "Common Stock" means the Common Stock of the Company, par value $0.001 per share.

1.3          "Person" means a natural individual and a corporation, limited liability company, limited partnership, general partnership, trust, fiduciary, governmental entity, and each other entity or status that is recognized as a separate legal person under applicable law.

1.4          “Property Contribution Transaction” means that certain transaction in which certain parties are contributing assets to the Company and the Company is issuing shares and paying cash therefor, as further described in the SPAA.

1.5          “Maximum Repurchase Amount” means, subject to reduction pursuant to Section 3.1(c), below, the excess (if any) of:

(a)           One Million Five Hundred Thousand Dollars ($1,500,000), reduced by

(b)           The amount, if any, by which (x) the total amount of cash that the Company pays to Holder under the SPAA at the closing of the Property Contribution Transactions, exceeds (y) One Million Five Hundred Thousand Dollars ($1,500,000).

1.6          “Repurchase Period” means the period of one (1) year commencing on the Effective Date of this Agreement and expiring on the first annual anniversary thereof.

1.7          "Repurchase Price" shall mean Forty Cents ($0.40) per Share.

1.8          "Shares" shall mean shares of the Company's Common Stock.

1.9          "SPAA" shall mean that certain “Securities Purchase and Asset Acquisition Agreement” dated concurrently herewith by and among the Company; Holder; West Coast Opportunity Fund, LLC, a Delaware limited liability company; Montecito Venture Partners, LLC, a Delaware limited liability company; RGW Energy, LLC, a Texas limited liability company; J&J Operating Company, LLC, a Kansas limited liability company; and Frey Living Trust.

2.           Notice of Additional Share Issuances

2.1          Initial Notice.  If, at any time during the Repurchase Period, the Company enters into any written agreement to conduct an Additional Issuance, then promptly following the execution of that written agreement, the Company shall deliver to Holder written notice of the such Additional Issuance, including (a) the contemplated closing date for that issuance, and (b) the gross amount of gross cash offering proceeds that the Company expects to receive in that Additional Issuance.

2.2          Closing Notice.  Within ten (10) days following the closing of any Additional Issuance during the Repurchase Period, the Company shall deliver to Holder written notice of such closing date and the amount of gross cash offering proceeds received by the Company in that Additional Issuance.

3.           Repurchase of Shares

3.1          Election to Require Repurchase.

(a)           Written Election.  At any time during the period of fifteen (15) days following the Company’s delivery of a written notice under Section 2, above, Holder may deliver to the Company a written election requiring the Company to purchase from Holder a number of shares not exceeding the Maximum Repurchase Amount, reduced (i) by the cumulative Repurchase Price theretofore paid by the Company to Holder for the purchase of Shares under this Agreement, and (ii) to the extent provided in Section 3.1(c), below, provided that (x) no such written election may be delivered after the expiration of the Repurchase Period and (y) for the avoidance of doubt, the rights and duties of the parties under this Agreement shall not apply to any Additional Issuance that closes after the expiration of the Repurchase Period.

(b)           Obligation to Purchase.  If Holder timely delivers its written election under Section 3.1(a), then subject to satisfaction of the conditions set forth in Section 3.2, below, the Company shall be obligated to purchase from Holder, at the Repurchase Price per Share, a number of Shares equal to the lesser of (i) the number of Shares specified in Holder’s written election, or (ii) a number equal to the quotient determined by dividing (x) the unused portion of the Maximum Repurchase Amount by (y) the Repurchase Price.  For the avoidance of doubt, in no event shall the Company be obligated to pay to Holder, cumulatively, for the purchase of Shares under this Agreement, more than the Maximum Repurchase Amount.

(c)           Holder Waiver:  Reduction in Maximum Repurchase Amount.  If the Company delivers to Holder written notice of an Additional Issuance pursuant to Section 2, above, and Holder fails to timely elect pursuant to Section 3.1(a), above, to require the Company to purchase all of the Shares that Holder was entitled to have the Company purchase hereunder by reason of such Additional Issuance, then the Maximum Repurchase Amount shall be reduced by the Repurchase Price that would have been payable by the Company for the Shares that Holder failed to timely elect to have the Company purchase hereunder by reason of such Additional Issuance.

3.2          Conditions to Purchase.   The obligations of the Company to purchase Shares from Holder are subject to the satisfaction of the following conditions:

(a)           Lawful.   The purchase of such Shares shall not be prohibited by any statutory limits imposed under the laws of the jurisdiction in which the Company is incorporated, including but not limited to any solvency-type limitation measured by reference to the assets and liabilities of the Company.

(b)           Lender Consent.    The purchase of such shares (i) shall not be prohibited by the terms of the Company’s loan agreements with any institutional bank lender with which the Company then has any outstanding loans, or (ii) if such loan agreements prohibit such purchase, the Company’s institutional bank lender shall have consented to such purchase.

(c)           Limit on Cumulative Repurchase Price.  The Company shall not have paid to Holder, cumulatively under this Agreement, more than the amount of the Maximum Repurchase Amount, reduced to the extent provided in Section 2.1(c), above.

3.3          Closing.  Subject to the conditions set forth in Section 3.2, above, the closing of the Company’s purchase of Shares from Holder shall occur at the offices of the Company or its counsel, as designated by the Company, on a mutually acceptable date within fifteen (15) days following the date on which the Company receives Holder’s written election under Section 3.1(a), above.  At the closing:

(a)           If the there is no certificate evidencing the Shares, then Holder shall execute and deliver in commercially reasonable form acceptable to the Company an assignment sufficient to vest in the Company or its assignee title to the Shares being repurchased under this Section 3.3, free and clear of all liens, claims, and encumbrances whatsoever (other than any liens, claims, or encumbrances).  If there is one or more certificates evidencing such Shares, then Holder shall tender the Assignment Separate from Certificate endorsed for the number of Shares being repurchased by the Company hereunder, together with the certificates for the Shares being repurchased by the Company.

(b)           The Company shall pay the purchase price for the Shares being repurchased hereunder in cash or immediately available funds.

3.4          Assignment of Purchase Rights.  The Company may assign its rights under this Section 3 to such person(s), and for such consideration, as the Company deems appropriate, provided that such assignment shall not relieve the Company of the obligation to effect the purchase of Holder’s tendered Shares in accordance with Sections 3.1, 3.2, and 3.3, above, except to the extent that such assignee actually purchases Holder’s Shares.

4.           Additional Agreements

4.1          Acknowledgment Re Income Tax Matters.  Holder acknowledges that (a) this Agreement is being executed by the Company in connection with the Property Contribution Transaction in which Holder and certain other parties are seeking to apply Section 351 of the Code to the contribution of assets to the Company, and (b) the Company is not providing to Holder any assurances regarding whether the existence of Holder’s rights under this Agreement causes any portion of the Shares issued to Holder in that Property Contribution Transaction to be treated as taxable “boot” under Section 351 of the Code.

4.2          Assignment of Holder’s Rights.   The parties (a) acknowledge that Holder may elect to assign to one or more of its members a portion of the Shares received by Holder in the Property Contribution Transaction, and (b) agree that Holder may assign therewith all or any portion of its rights under this Agreement, provided that (i) Holder provides written notice to the Company of such assignment, and (ii) Holder, the assignee, and the Company execute an “Acknowledgement” in the form attached hereto as Appendix 1.

5.           Miscellaneous

5.1          Notices.  All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the next business day following the date on which transmitted by facsimile or other electronic means generating a receipt confirming delivery of the notice (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), to the mailing address appearing on the signature page of this Agreement, or such other mailing address, facsimile number, or email address, notice of which is given in a manner permitted by this Section 5.1.

5.2          Further Assurances.  Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

5.3          Attorneys' Fees.  If any action is commenced to construe or enforce the terms and conditions of this Agreement or the rights and duties created hereunder, then the party prevailing in such action shall be entitled to recover its attorneys' fees and the costs of enforcing any judgment entered therein.

5.4          Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect.

5.5          Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to the application of its conflict-of-law principles.

5.6          Entire Agreement; Amendment.  This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

5.7          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, as well as their respective heirs, successors, and assigns.

5.8          Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto.   A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Agreement, effective as of the "Effective Date" set forth above.

“Company:”			"Holder:"

EnerJex Resources, Inc., a Nevada corporation			Working Interest Holding, LLC, a Kansas limited liability company

		By	/s/ Sam Boan
By	/s/ C. Stephen Cochennet		Sam Boan, Manager
C. Stephen Cochennet, Chief Executive Officer
12/31/10
Address, Facsimile No., & Email for Notices:			Date

EnerJex Resources, Inc.			Address, Facsimile & Email for Notices:
ATTN: Chief Executive Officer
27 Corporate Woods, Suite 350			Working Interest Holding, LLC
10975 Grandview Drive			c/o J&J Operating Company, LLC
Overland Park, KS 66210			ATTN: Messrs. Sam Boane, James D. Loeffelbein and John Loeffelbein
10380 W 179th St.
Telephone No.: (913)			Bucyrus, KS 66013
Facsimile No.: (913) 754-7755
Email:			Telephone No.: (913) 709-0219
Facsimile No.: (___)
with a copy to:			Email: jdlmailbox@yahoo.com

ANTHONY N. DEMINT
Attorney at Law
DeMint Law, PLLC
3753 Howard Hughes Parkway
Second Floor, Suite 314
Las Vegas, NV 89169

Telephone No.: (702) 586-6436
Facsimile No.: (702) 442-7995
Email: anthony@demintlaw.com

Appendix 1

Acknowledgement of Assignment

[See following page.]

This Acknowledgement of Assignment (the “Acknowledgement”) is made and executed, effective as of ________________, 2011, by and among EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Working Interest Holding, LLC, a Kansas limited liability company ("Original Holder"), and ____________________ (“Assignee”), with reference to the following facts:

Recitals:

The Company and Original Holder previously executed that certain Stock Repurchase Agreement dated effective December [__], 2010 (the “Repurchase Agreement”), pursuant to which the Company granted o Original Holder the right to require the Company to purchase from Holder up to 3,750,000 shares of the Company’s Common Stock (the “Shares”) at a cash price of $0.40 per share (the “Repurchase Price”).  Concurrently with the execution of this Acknowledgement, Original Holder is assigning to Assignee certain Shares, and the parties have agreed to execute this Acknowledgment to confirm that Original Holder has assigned to Assignee the right to require the Company to purchase up to _____________ (______) Shares pursuant to the Repurchase Agreement.

Agreements:

Now, Therefore, the parties acknowledge and agree as follows:

1.           Holder has assigned to Assignee the right to require the Company to purchase up to _____________ (______) Shares (such Shares, the “Assigned Shares”) pursuant to the Repurchase Agreement.

2.           On the terms and subject to the conditions set forth in the Repurchase Agreement, the Company agrees to purchase the Assigned Shares from Assignee pursuant to the Repurchase Agreement.

3.           This Acknowledgement and the Repurchase Agreement (a) represent the entire understanding between the parties regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings, whether oral or written, regarding such subject matter, and (b) may not be modified or amended, except by a written agreement executed after the effective date hereof by the party sought to be charged by such modification or amendment.   This Acknowledgement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto.   A copy of this Acknowledgement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

In Witness Whereof, the parties have executed this Acknowledgment on the date(s) set forth below.

Working Interest Holding, LLC, a Kansas limited liability company		EnerJex Resources, Inc., a Nevada corporation

By	J&J Operating Company, LLC, a Kansas
	limited liability company, its Class B Member and	By
Authorized Agent

By
James D. Loeffelbein, Member

By
John Loeffelbein, Member

“Assignee:”